UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2024

LuxUrban Hotels Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41473	82-3334945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

212 Biscayne Blvd, Suite 253, Miami, Florida	33137
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 269-5952

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	LUXH	The Nasdaq Stock Market LLC
13.00% Series A Cumulative Redeemable Preferred Stock $0.00001	LUXHP	The Nasdaq Stock Market LLC

Item 1.01.	Entry into a Material Definitive Agreement.

On June 26, 2024, LuxUrban Hotels Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a private investment fund (the “Purchaser”), pursuant to which the Company sold 8,000,000 shares of the Company’s common stock (the “Common Stock”) at a purchase price of $0.25 per share (the “Private Placement”). The Purchaser is an existing shareholder of the Company. The gross proceeds of the Private Placement were $2.0 million, with placement agent fees of approximately $140,000, resulting in net proceeds to the Company of approximately $1,860,000. The Purchase Agreement contains customary representations, warranties and covenants. The Purchaser has been afforded the right to purchase up to an additional 8,000,000 shares at $0.25 per share (subject to downward price adjustments for certain issuance by the Company below $0.25) during the period commencing six months after the closing and ending on the 18-month anniversary of the closing. The Purchaser was granted customary registration rights.

The foregoing description of the Purchase Agreement is a summary and is qualified in its entirety by reference to the form of Securities Purchase Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K concerning the offer and sale of the shares of Common Stock to the Purchasers pursuant to the Purchase Agreement is incorporated herein by reference. The shares of Common Stock issued and sold under the Purchase Agreement as described in Item 1.01 were offered and sold by the Company in reliance upon an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D thereunder.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Our company has been engaged in a dedicated effort to enhance our management and operations teams through the recruitment of talented directors and officers who possess meaningful and broad experience in the hotel and online travel services industries, as well as business development expertise.

Effective June 27, 2024, Patrick McNamee joined our board of directors and will also serve on the board’s compensation committee, as its chairman, and on the board’s nominating committee. Our company issued a press release with respect to same on June 27, 2024, a copy of which is included as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. McNamee served as Chief Executive Officer of Health Insurance Innovations, a leading distributor of affordable health plans, from June 2015 to February 2017.  Prior to that, he served as Executive Vice President and Chief Operating Officer of Express Scripts Holding Company, a pharmacy benefit management company, from February 2007 until March 2014. Mr. McNamee led Misys Healthcare Systems, a healthcare technology company, as President Physician Systems, from September 2003 to February 2005. Mr. McNamee also led various divisions of General Electric Corporation from July 1989 to September 2003, including as President and Chief Executive Officer, GE Surgery, GE Medical Systems, from July 2002 to September 2003; Chief Information Officer and Chief Quality Officer, NBC, from March 2001 to July 2002; Chief Information Officer and General Manager of e-Business, GE Transportation Systems, from March 1999 to March 2001; Chief Information Officer, GE Power Plants, from March 1997 to March 1999; and Global Product Manager, Radiology Information Systems, GE Medical, from 1993 through 1997. He currently serves on the board of directors of Zenith American Solutions.  Previously he served as a director, in chairman and committee chairman roles, for HD Supply Holdings, Valitas Holdings, Maxor Pharmacy Services, Skylight Health and, Health E-Commerce, Inc. Mr. McNamee holds a bachelor’s degree in biomedical engineering and a master’s degree in electrical engineering from Marquette University.

Effective June 26, 2024, Brian L, Ferdinand, our company’s founder, and our former chairman of the board and chief executive officer, resigned as a member of the board.

Giving effect to these events, our current board of directors is comprised of seven members, who are Elan Buttinger, Leonard Soboroff, Aimee Nelson, Jeffrey Webb, Alex Lombardo, Patrick McNamee, and Kim Schaefer. All of which are independent directors under applicable Nasdaq rules.

Item 7.01	Regulation FD Disclosure.

The information contained in Exhibits 10.1 and 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended and shall not be deemed incorporated by reference in any filing with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended or the Securities Act of 1933, as amended whether made before or after the date hereof and irrespective of any general incorporation language in such filings.

Item 9.01	Financial Statements and Exhibits

Exhibit	Description
10.1	Securities Purchase Agreement
99.1	Press release announcing Mr. McNamee’s appointment as a director
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 28, 2024	LUXURBAN HOTELS INC.

	By:	/s/ Michael James
Michael James, Chief Financial Officer

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